SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2009

Sterling Mining Company

(Exact name of registrant as specified in its charter)

Idaho

(State or Other Jurisdiction of Incorporation or Organization)

000-51669	82-0300575
(Commission File Number)	(I.R.S. Employer Identification Number)

2201 N. Government Way, Ste E

Coeur d’Alene, ID 83814

(Address of principal executive offices including zip code)

(208) 666-4070

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective January 12, 2009, the Sterling Mining Company Board of Directors appointed John P. Ryan as President and Chief Executive Officer and Ron Ho as Corporate Secretary and Treasurer. Mr. Ryan will succeed Ken Berscht as interim President, who has resigned but will remain on the Board of Directors. Mr. Ryan was also named to the Board of Directors of the Company.

John P. Ryan has extensive experience with development-stage companies, most recently as the Chairman of U.S. Silver Corporation from June 2006 until October, 2008, also serving as Chief Financial Officer of U.S. Silver Corporation until May 1, 2007. Mr. Ryan remains on the board of U.S. Silver and is one of three co-founders of the Company. Mr. Ryan is currently Chief Executive Officer of Gold Crest Mines, Inc., an exploration company focused on gold projects in Alaska and Central Idaho, and a Director of Silver Verde May Mining Company, Inc., a development stage company with exploration projects primarily in the east end of the Coeur d’Alene Mining District. Mr. Ryan attended the University of Idaho where he received a B.S. degree in Mining Engineering, and he also received a Juris Doctor from Boston College.

Mr. Ho has 10 years of corporate financial experience and is currently the Chief Financial Officer of SNS Silver Corporation. He was most recently an equity analyst at Raymond James Ltd., where he was responsible for sector institutional research. Mr. Ho is a Chartered Accountant and holds a Bachelor of Commerce degree from the University of British Columbia.

The Board of Directors is considering terms for compensating Mr. Ryan and Mr. Ho, but no compensation arrangement has yet been agreed upon.

The Sterling Mining Company Board of Directors has also increased the size of the board from seven (7) to nine (9) and elected David Greenway and Andrew Grundman to serve as directors.

On January 12, 2009, the company issued a press release announcing the appointment of Mr. Ryan and Mr. Ho in addition to the election of Greenway and Grundman to its Board of Directors. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Dated: January 14, 2009	By:	/s/ Kenneth R. Rux
Kenneth R. Rux
Chief Financial Officer